CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Netgateway, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-95205) on Form S-8 of Netgateway, Inc. of our report dated August 21, 2000, except as to Note 18, which is as of January 11, 2001 relating to the consolidated balance sheet of Netgateway, Inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows and related financial statement schedule for the years ended June 30, 2000 and 1999, which report appears in the June 30, 2001, annual report on Form 10-K of Netgateway, Inc.

The report of KPMG LLP on the aforementioned consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.





Los Angeles, California
October 11, 2001